UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2017

Systemax Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13792	11-3262067
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Harbor Park Drive, Port Washington, New York		11050
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (516) 608-7000

N.A.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

Item 2.02	Results of Operations and Financial Condition

On August 1, 2017, Systemax Inc. (the “Company”) issued a press release announcing its financial results for the second quarter ended June 30, 2017 (the “Press Release”). The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

On August 1, 2017 at 5:00 p.m. Eastern Time, management will provide pre-recorded remarks on the Company’s financial results for the second quarter ended June 30, 2017.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)          On July 31, 2017, Mr. Stacy Dick, a member of the Board of Directors and Chairman of the Audit Committee, advised the Company that he is resigning from the Company’s Board of Directors and its respective committees effective July 31, 2017.  Mr. Dick has not advised the Company of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices with regard to the cessation of his services as a member of the Board. The Company has determined to accept his resignation, and is grateful for his over 20 years of service to the Company.  Mr. Robert A. Rosenthal, the Company’s Lead Independent Director and an “audit committee financial expert” under the rules of the Securities and Exchange Commission, has been appointed as the Chairman of the Audit Committee, replacing Mr. Dick.

In order to provide the Company with the benefit of his advice and familiarity with the Company’s operations and in order to ensure a smooth transition of his duties, Mr. Dick has, concurrently with his resignation, agreed to consult with the Company on a limited basis for a period of twelve months.

(d)          To fill the Board vacancy created by the resignation of Mr. Dick, the Company’s Board of Directors has elected Mr. Barry Litwin to serve as an independent member of the Board of Directors, for a term ending at the annual meeting of stockholders to be held in 2018 and until his successor is appointed and qualified (or until his earlier death, disqualification, resignation or removal), at which time he will stand for election with the other members of the Board.

Since 2015, Mr. Litwin has been the Chief Executive Officer of Adorama, Inc., a leading multi-channel retailer of professional camera, audio, and video equipment. Previous executive roles included overseeing e-commerce and digital strategy for Sears Holdings, Inc, Office Depot, and Newark Electronics, Inc, in addition to serving as an advisor to several early stage technology companies. Mr. Litwin was selected to serve as a director on the Company’s Board of Directors due to his knowledge and experience in the areas of business.

The Board of Directors has affirmatively determined that Mr. Litwin qualifies as an independent director under the categorical standards of the corporate governance rules of the New York Stock Exchange and as defined under applicable law, and he has been appointed as a member of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee

There are no family relationships existing between Mr. Litwin and any director or executive officer of the Company.  There have been no transactions, and no transactions are currently proposed, in which the Company was or is to be a participant and in which Mr. Litwin or any member of his immediate families had or will have any interest, that are required to be disclosed by Item 404(a) of Regulation S-K. In addition, there are no arrangements or understandings between Mr. Litwin and any other persons pursuant to which Mr. Litwin was selected as a director.

Mr. Litwin will be compensated in accordance with the Company’s standard compensation policies and practices for the Board, the components of which were disclosed in the Company’s Proxy Statement for its 2017 Annual Meeting of Stockholders dated April 24, 2017 and which information is incorporated herein by reference.  In connection with his appointment to the Board, Mr. Litwin was granted a vested option to purchase 5,000 shares of Company common stock, at an exercise price as of the closing price of the Company’s common stock on the NYSE on July 31, 2017.   Except as set forth above, there is no other material Company plan, contract or arrangement in which Mr. Litwin will participate in connection with his appointment.

The Press Release also announced the resignation of Mr. Dick and the appointment of Mr. Litwin.

Item 8.01	Other Events

The Press Release also announced the declaration of a quarterly cash dividend of $.10 per share payable on August 21, 2017 to stockholders of record on August 14, 2017.

The information in this Current Report on Form 8-K and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01.	Financial Statements and Exhibits.

The following exhibit relating to Items 2.02, 5.02 and 8.01 shall be deemed to be furnished, and not filed:

Exhibit Number	Description

99.1	Press Release of Systemax Inc., dated August 1, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYSTEMAX INC.

Date: August 1, 2017

	By:	/s/ Eric Lerner
Name: Eric Lerner
Title: Senior Vice President

Exhibit Index

99.1	Press Release of Systemax Inc., dated August 1, 2017.